Exhibit 5.1



          PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                 1285 AVENUE OF THE AMERICAS
                  NEW YORK, NY  10019-6064





August 21, 1996



Harborside Healthcare Corporation
470 Atlantic Avenue
Boston, MA  02210


Ladies and Gentlemen:

          We are furnishing this opinion at your request in connection with the registration statement on Form S-8 (the "Registration

Statement") under the Securities Act of 1933, as amended (the "Act"),

being filed by Harborside Healthcare Corporation, a Delaware corporation

(the "Company"), with the Securities and Exchange Commission (the

"Commission") on the date hereof, relating to 680,000 shares of common stock, par value $.01, of the Company (the "Common Stock") to be offered under the Company's 1996 Long-Term Stock Incentive Plan (the "Option

Plan"), 105,000 shares of Common Stock to be offered under the Company's

1996 Stock Option Plan for Non-Employee Directors (the "Formula Plan")

and 15,000 shares of Common Stock to be offered under the Company's

Directors Retainer Fee Plan (the "Retainer Plan") (collectively, the

"Shares").

          In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the

Registration Statement,

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(ii) the Amended and Restated Certificate of Incorporation of the

Company, (iii) the Amended and Restated By-laws of the Company, (iv) the

Option Plan, the Formula Plan and the Retainer Plan (collectively, the

"Plans") and (v) all such corporate records, agreements and other instruments of the Company, and all such other documents, as we have considered necessary in order to form a basis for the opinions expressed herein.  As to certain matters of fact, we have relied on

representations, statements or certificates of officers of the Company and of public authorities.

          In our examination of the aforesaid documents, we have assumed,

without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all of such latter documents and the legal capacity of all individuals who have executed any of the aforesaid documents.

          Based upon the foregoing, and subject to the assumptions,

exceptions and qualifications stated herein, we are of the opinion that,

when issued in accordance with the terms of the respective Plans, the

Shares will be duly authorized, validly issued, fully paid and nonassessable.

          Our opinion expressed above is limited to the General

Corporation Law of the State of Delaware.  Please be advised that no member of this firm is admitted to practice in the State of Delaware.

Our opinion is rendered only with respect to the laws and the rules,

regulations and orders thereunder, which are currently in effect.

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          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules promulgated under the Act.


                              Very truly yours,

                        /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON


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